Exhibit 99.1

WARNER MUSIC GROUP’S BOARD OF DIRECTORS ELECTS

EDGAR BRONFMAN, JR. AS CHAIRMAN TO FOCUS ON STRATEGY AND

GROWTH OPPORTUNITIES

NAMES STEPHEN F. COOPER AS CEO

THOMAS H. LEE APPOINTED DIRECTOR

NEW YORK, August 19, 2011 – Warner Music Group Corp. (WMG) today announced that Edgar Bronfman, Jr., who had been serving as the company’s Chief Executive Officer, has been appointed to the position of Chairman of the company’s Board of Directors and Stephen F. Cooper, who had been serving as Chairman, has been elected to serve as WMG’s Chief Executive Officer. Bronfman will focus on the company’s strategy and growth opportunities while Cooper will be responsible for the company’s day-to-day operations. Cooper will continue to serve on the company’s Board of Directors.

Lyor Cohen, Chairman and CEO, Recorded Music and Cameron Strang, Chairman and CEO of Warner/Chappell Music, will remain in their positions, reporting directly to Cooper.

Thomas H. Lee, the Chairman and CEO of Thomas H. Lee Capital, LLC, who served as a member of WMG’s Board from March 2004 through July 2011, has been elected as a new Director of WMG. With the appointment of Lee, the size of WMG’s Board has increased from nine to 10 members.

Bronfman said, “With the Access Industries transaction closed and WMG well-positioned for its next exciting chapter, it was clear that in order to best seize the strategic opportunities before us, we needed to deploy our team in the most effective and imaginative manner possible. Given my desire to focus on growth opportunities and Steve’s extensive background in management across a wide array of companies and industries, I am grateful that Steve accepted the offer to change roles and to serve as our CEO. I look forward to continuing our successful partnership.”

Bronfman added, “I’m pleased to welcome Tom Lee to our Board. Tom and I previously served together on WMG’s Board, and his contributions were invaluable. We’re fortunate that going forward we’ll be able to benefit from his insight and his history with the company.”

In addition to his role with WMG, Cooper, is a member of the Supervisory Board for LyondellBasell Industries N.V., one of the world’s largest olefins, polyolefins, chemicals and refining companies. Cooper is an advisor at Zolfo Cooper, a leading financial advisory and interim management firm, of which he was a co-founder and former Chairman. Cooper is also Managing Partner of Cooper Investment Partners, a private equity firm. He has more than 30 years of experience as a financial advisor, and has served as chairman or chief executive officer of various businesses, including Vice Chairman and member of the office of Chief Executive Officer of Metro-Goldwyn-Mayer, Inc. and Chief Executive Officer of Hawaiian Telcom. Cooper received a B.A. from Occidental College and an M.B.A. from the University of Pennsylvania Wharton School of Business.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Contacts:

Will Tanous

(212) 275-2244

will.tanous@wmg.com

Amanda Collins

(212) 275-2213

amanda.collins@wmg.com